Exhibit 10.17

Investment Agreement

between

Dezhou Decai Industrial Innovation Equity Investment Fund (Limited Partnership)

and

Beijing Yimutian Network Technology Co., Ltd.

September 2022

Investment Agreement

This Investment Agreement (this “Agreement”) is entered into in Beijing, the People’s Republic of China (the “PRC” or “China”) on September 5, 2022 by and among:

Investor: Dezhou Decai Industrial Innovation Equity Investment Fund (Limited Partnership), a limited partnership incorporated and validly existing under the laws of the PRC with a unified social credit code of [***] (“Investor”).

Investee: Beijing Yimutian Network Technology Co., Ltd., a limited liability company incorporated and validly existing under the laws of the PRC with a unified social credit code of [***] (“Investee”) and its de facto controller is Deng Jinhong; For the purposes of this Agreement, each of the foregoing parties is referred to individually as a “Party” and collectively as the “Parties”.

To protect the legitimate interests of the Parties, the Parties, through mutual consultation, agree as follows with respect to the Investment:

Article 1 Investment Amount and Capital Arrangement

1.1	Amount of investment: the Investor agrees to invest RMB 19,500,000, the “Investment Amount” or “Advance Payment”) in the Investee (the entire Group including its Affiliates, including, without limitation, the onshore and offshore entities controlled through VIE, the same below), and such Investment Amount shall be equivalent to US$282.6169 calculated at the central parity rate published by the People’s Bank of China on the date hereof (the “Investment”).

1.2	Investment valuation: The Parties agree that the pre-money valuation made by the Investor to the Investee shall not be higher than 90 percent (and not higher than USD 6.5 million) of the pre-money valuation of the next round of equity financing completed by the Investee within 12 (twelve) months from the date on which the Investment Amount is fully paid (the specific valuation shall be subject to the agreement duly executed and effective in the next round of equity financing between the Investee, its shareholders and other relevant parties and the Investor).

1.3	Capital arrangement: The Investor agrees that the Investment Amount shall be allocated to the Investee in RMB in the form of Advance Payment, which shall be convertible debt. In the subsequent debt-to-equity swap with other investors in accordance with this Agreement, after the Advance Payment is returned by the Investee to the Investor, the Investor shall complete overseas direct investment filing and registration procedures to convert RMB into USD and make capital contribution to the top level of the Investee’s Group YIMUTIAN INC. , which is registered in the Cayman Islands.

1.4	Term of using the Advance Payment: The term of using the advance payment shall not exceed twelve (12) months from the date on which Investee receives all the RMB Investment Amount from Investor (the “Advance Payment Term”). The Term may be extended upon written consent of the Investor upon expiration thereof.

1.5	Interest rate: During the foregoing Advance Payment term of twelve (12) months, the annual interest rate shall be 7% (simple interest) as confirmed by the Investor. No interest shall accrue on the Advance Payment in the event of the debt-to-equity swap in accordance with this Agreement.

1.6	Purpose of investment funds: The Parties acknowledge that Investee may use such Investment Amount only to supplement the working capital necessary for the operation of its business (the “Purpose of Advance Payment”). Without the prior written consent of the Investor, the Investee shall not directly or indirectly use the Advance Payment for any purpose other than the foregoing Purpose of Advance Payment, otherwise, the Investor shall have the right to request the Investee and its de facto controller to unconditionally and jointly repay the Advance Payment and the agreed interest thereon within 10 business days.

Article 2 Conditions for Disbursement of Investment Amount

2.1	Conditions for disbursement: The Investor shall disburse the Advance Payment to the Investee within five business days after this Agreement is duly signed by all Parties;

2.2	Within twenty business days after the receipt of the Investment Amount, the Investee shall submit to the Investor the internal approval documents, evidencing that the Investor and its Group shareholders’ meeting, board of directors and other competent bodies (if any) agree to execute and perform this Agreement. In case of failure to do so as scheduled, the Investor may terminate this Agreement, in which case the Investee and its de facto controller shall unconditionally and jointly refund to the Investor the Advance Payment and the agreed interest in full.

2.3	Beneficiary Account: The Investor shall pay the Advance Payment to the bank account designated by the Investee: Account name: Beijing Yimutian Network Technology Co., Ltd.

Account No.: ***

Account type: RMB General Account Opening bank: ***

Article 3 Conversion of Investment Amount

3.1	Conversion of Investment Amount: In the event that the Investee or YIMUTIAN INC. carries out equity financing in the form of the next round of capital increase (which may be completed by any entity in the Group recognized by the Investor, the “Next Round of Financing”) within twelve (12) months after disbursement of the Advance Payment, the Parties agree that the Investor shall have the right to convert the Advance Payment in full into the corresponding shares of YIMUTIAN INC. in the Next Round of Financing at the investment valuation set forth in Article 1.2 above or as otherwise negotiated with the Investee. In case no agreement can be reached through negotiation, Article 5.1 hereof shall be complied with. The Investor shall have the right to enter into the share subscription agreement/capital increase agreement, shareholding agreement and other investment transaction documents in connection with the Next Round of Financing of YIMUTIAN INC. together with the other investors, YIMUTIAN INC. and its original shareholders. The Investor shall then complete overseas direct investment filing and registration procedures with the relevant competent authorities (ODI registration). After the completion of ODI registration, the conversion between RMB and USD of the Investment Amount hereunder shall be completed in accordance with the following steps:

3.1.1	The Investor shall complete the ODI registration procedures, YIMUTIAN INC. shall issue the underlying shares to the Investor, grant share certificate, update the new register of shareholders and provide other closing documents requested by the Investor;

3.1.2	The Investor and the Investee shall determine a date after consultation on which:

3.1.2.1	The Investee and its de facto controller shall repay to the Investor part of the RMB Investment Amount (no less than RMB 10,000,000 for each payment), and

3.1.2.2	The Investor shall disburse the USD amount equivalent to the RMB Investment Amount (calculated at the central parity rate published by the People’s Bank of China on that day) to YIMUTIAN INC.;

3.1.2.3	The Parties shall repeat the foregoing actions until all the conversion is completed (the entire RMB Investment Amount that can be converted to USD according to the foregoing provisions shall be the entire USD investment price (the amount of USD set forth in Article 1.1 hereof) to be actually paid by the Investor. The difference caused by the exchange rate fluctuation shall be borne by the Investee and YIMUTIAN INC.).

Article 4 Requirements for Qualified IPO and Qualified Overall Sale

The Investee and its de facto controller undertake that the Investee or YIMUTIAN INC. shall achieve the IPO on a stock exchange acceptable to the Investor at the market value of not lower than US$8 million prior to the end of 2026 (any entity within the Group acceptable to the Investor may complete the IPO (the “Qualified IPO”)), or shall be acquired in its entirety at a valuation of not less than US$8 million by the date mentioned above (a “Qualified Overall Sale”).

Article 5 Repurchase and Others

5.1	If YIMUTIAN INC. or the Investee fails to conduct the Next Round of Financing in compliance with the conditions stipulated herein within 12 (twelve) months after the full payment of the Investor’s Advance Payment, or the Investee fails to return the Advance Payment as agreed, or the Investor fails to actually obtain the agreed number of shares of YIMUTIAN INC. for reasons attributable to the Investee, the Investor shall have the right to request the Investee and its de facto controller to immediately return all the Advance Payment and interest thereon calculated in accordance with Section 1.5 unconditionally and jointly. If the Investor voluntarily elects not to make the debt-to-equity swap upon the fulfillment of the then agreed conditions, it shall consult with the Investee. If an agreement is accepted by the Investee, the Investee and its de facto controller shall jointly and severally return to the Investor all the Advance Payment and interest thereon calculated in accordance with Article 1.5. If no agreement can be reached through consultation, the Investor agrees that the term of using the Advance Payment shall be extended to 12 months from the date on which the Investor proposes not to make the debt-to-equity swap in writing (the “Extension Period”) and the Parties shall negotiate separately within 10 days upon expiry of the Extension Period.

5.2	If the Investee fails to achieve a Qualified IPO or a Qualified Overall Sale on schedule (with the market value/valuation of not less than USD 8 million), the Investor shall have the right to request the Investee to repurchase all or part of the shares of the Investee and YIMUTIAN INC. then held by the Investor:

5.3	The repurchase price shall be the Investor’s Investment Amount plus the interest of 8% per annum with compound interest (calculated from the date on which the payment of the Advance Payment is completed), plus the Investor’s portion of the then accumulated and undistributed dividends and bonuses.

5.4	The repurchase price shall be paid in full by the Investee to the Investor in RMB within 60 days from the date on which the Investor requests for repurchase. In case of failure to make the payment within the time limit, the Investee shall pay overdue liquidated damages at the rate of 0.05% for each overdue day.

5.5	Within 24 months from completion of the aforesaid investments by the Investor, the Investee shall invest and establish a regional headquarters company in DEZHOU city, set up business and operation teams or invest in other affiliated projects (including direct investment by the Investee, investment by the Affiliates of the Investee or investment by a third party designated by the Investee, the same below), the total investment scale of which (including the actual amount to be invested by the Investee in the case of establishing DEZHOU regional headquarters company) shall be no less than two times the amount of the Investment Amount made by the Investor.

Article 6 Anti-dilution

After the Investor has completed the aforesaid conversion of the Investment Amount and actually acquired the shares of YIMUTIAN INC., the new round of financing proposed to be conducted by the Investee or YIMUTIAN INC. shall be approved by the shareholders’ meeting. If the financing price is lower than the Investor’s investment price, the financing price of the Investor will be subject to anti-dilution adjustment on a weighted average basis. Upon a mutual agreement between the Parties, if the financing price is higher than the investment price paid by the Investor, the Investor may request to exit the investment, in whole or in part, at the price of the new round of financing (such exit through consultation shall be limited to the first financing after the debt-to-equity swap by the Investor, and any exit in subsequent financing shall be implemented in accordance with the shareholders’ agreement signed by all the shareholders). Subject to such mutual agreement through consultation, the Investee shall ensure the exit of the Investor in priority. Otherwise, the Investor shall have the right to request the Investee to repurchase, at the price set forth in Article 5 hereof, all or part of the shares of the Investee and YIMUTIAN INC. then held by the Investor.

Article 7 Right to Information

The Investee shall provide the Investor with the audited financial statements, financial reports and operation conditions of the Investee and YIMUTIAN INC. in a timely manner and inform the Investor of any material change of the Investee and YIMUTIAN INC. The Investors shall be entitled to standard audit and access rights to the Investee and YIMUTIAN INC, and audited annual financial statements shall be provided no later than [ninety (90)] days after the end of relevant fiscal year.

Article 8 Prohibition on Change of Actual Controller

During the period in which the Investor holds YIMUTIAN INC shares, unless such change is approved by the shareholders’ meeting of YIMUTIAN INC and unanimously approved by all shareholders in writing, the de facto controller of the Investee and YIMUTIAN INC shall not be changed.

Article 9 Confidentiality

Unless stipulated by laws or required by any competent court, arbitral body or other national authorities, each of the Parties shall keep the contents of this Agreement (including other agreements or covenants relating hereto) and the undisclosed information provided by the other Parties (the “Confidential Information”) strictly confidential and shall not disclose the same to any third party (other than any intermediaries engaged for the purpose of the investment hereunder) in any manner. If the Confidential Information is required to be disclosed by law, the disclosing Party shall, within reasonable time before the disclosure or submission of the Confidential Information, consult with the other Party on such disclosure or submission. And at the request of the other Party, the disclosing Party shall seek confidential treatment for the Confidential Information required to be disclosed or submitted to the fullest extent possible. In the event that any Party causes any loss to the other Party due to its breach of the confidentiality provision, it shall indemnify and be liable for such loss accordingly to the affected Party. This provision shall survive the performance or termination of this Agreement. If the Agreement provides otherwise with respect to the confidentiality obligation of the Parties, such provisions shall prevail.

Article 10 Representations, Warranties and Covenants

10.1	The Investee hereby represents and warrants that:

10.1.1	It is a limited liability company duly incorporated and validly existing under the laws of the PRC, and has the power to own its assets and conduct its current business;

10.1.2	It has the power to enter into and perform, and has taken all necessary actions to obtain the power to execute and perform, this Agreement;

10.1.3	It shall use the Investment Amount for the purposes agreed upon in this Agreement;

10.1.4	In case of closure, dissolution, suspension of business for rectification, revocation of business license or cancellation of the Investee, it shall notify the Investor in writing within 5 business days from the occurrence of such event and immediately return the Advance Payment and the interest accrued thereon;

10.1.5	The Investee’s claims against the Investor for the Advance Payment shall have priority over the claims of any other third party against the Investee prior to the disbursement of the Advance Payment;

10.1.6	Prior to full repayment of the Advance Payment or completion of the debt-to-equity swap, the Investee, YIMUTIAN INC. and its de facto controller shall not dispose of their self-owned assets by reducing their solvency, and the prior written consent of the Investor shall be obtained for the provision by the Investee, YIMUTIAN INC. and its de facto controller of material security with their assets affecting their solvency;

10.1.7	Upon the occurrence of any other event which poses serious danger to the normal operation of the Investee and YIMUTIAN INC. or has material adverse effect on their performance of repayment obligation hereunder, including, without limitation, involvement in material economic disputes, litigation, arbitration, bankruptcy, deterioration of financial status, mortgage or seizure of assets, equity pledge, freezing of equity interest, freezing of financial account, inclusion in the defaulter list, etc., the Investor shall be notified in writing within 5 business days after the occurrence of such event.

10.1.8	If the Investee breaches any of the above covenants (or any material negative events involved in Article 10.1.7 fails to be rectified and resolved during the grace period required by the Investor) or breaches any other provisions of this Agreement and fails to be rectified during the grace period required by the Investor, the Investor shall have the right to request the Investee and its de facto controller to jointly and severally repay all the Advance Payment and the agreed interest unconditionally within 10 business days.

Article 11 Notice and Service

11.1	The Parties agree that any notice relating to this Agreement shall only be effective if it is served in writing. The written forms shall include but be not limited to: facsimile, courier, registered mail and email. Such notices shall be deemed to have been delivered at the following time: on the date on which such facsimile is successfully delivered and received by the receiving party if sent by facsimile; on the date on which such notice is received by the receiving party if sent by courier or by hand; seven (7) business days after delivery if sent by registered mail; upon successfully sending the email if sent by email.

11.2	A notice shall be deemed as have been effectively delivered when delivered to the following address or transmitted to the following facsimile number or sent to the following email address:

Investor: Dezhou Decai Industrial Innovation Equity Investment Fund (Limited Partnership)

Email: ***

Address: No. 4995, Chongde 8th Avenue, Economic and Technological Development Zone, Dezhou City, Shandong Province, China Recipient:
Duan Fuyou

Investee and its de facto controller: Beijing Yimutian Network Technology Co., Ltd. (De facto controller: Deng Jinhong)

Email: ***

Address: 6/F, Block A, Building B-6, Dongsheng Technology Park, Zhongguancun, No.66 Xixiaokou Road, Haidian District, Beijing Recipient:
Chen Shijie

Article 12 Governing Law

This Investment Agreement shall be governed by the laws of the People’s Republic of China.

Article 13 Dispute Resolution

In the event of a dispute among the Parties relating to their respective rights and obligations under this Agreement, the Parties shall resolve such dispute as follows:

13.1	Notice of Dispute: A Party may give a written notice of dispute to the other Parties at any time outlining the matter in dispute to which it is requesting the application of the dispute resolution procedures under this Article 2.

13.2	Dispute Resolution Procedures: Any dispute arising from or in connection with this Agreement shall be first resolved by the Parties through consultation. In case the dispute fails to be resolved through consultation, the Parties shall submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules applicable at the time of arbitration. The arbitration shall be conducted in Beijing. The number of arbitrators shall be three (3). Each of the claimant and the respondent shall have the right to recommend one arbitrator.

13.3	Binding Effect: The arbitral award rendered by China International Economic and Trade Arbitration Commission in accordance with the foregoing provisions shall be final and binding upon the Parties. The losing party shall bear the costs of arbitration, attorney fees of the other party, property preservation fee, identification fee, notary fee, assessment cost, translation cost and litigation enforcement cost etc.

Article 14 Effectiveness, Modification, Waiver and Termination of Agreement

14.1	Effectiveness: This Agreement shall become effective upon the due execution by the Parties (in addition, domestic non- natural person person shall also affix company seal).

14.2	Amendment: Any amendment, modification or supplement to this Agreement shall be made in writing signed by the Parties.

14.3	Termination: Unless otherwise provided for herein, this Agreement may be terminated if:

14.3.1	The Parties reach a written agreement to terminate this Agreement; or

14.3.2	If a Party materially breaches its obligations under this Agreement and the breaching Party fails to remedy such breach to the satisfaction of the non-breaching Parties within 30 days of the receipt of the written notice from the non-breaching Parties or a longer period agreed by the non-breaching Parties in writing, the other non-breaching Parties shall have the right to terminate this Agreement by giving the other Parties a written notice and may request the breaching Party to compensate for the losses or damages suffered by them in accordance with this Agreement.

Article 15 Miscellaneous

15.1	Severability: If any provision of this Agreement is finally held illegal, such provision shall be deemed to be severable from this Agreement and replaced by a new lawful provision that is close to the intentions of the Parties to the extent possible and can keep the economic purpose of this Agreement, and in this case, the other provisions of this Agreement shall remain in full force and effect.

15.2	Assignment and Authorization: This Agreement shall be binding upon the successors of the Parties, and such successors shall have the relevant rights. At any time, the Investor may assign all or any of its rights and obligations hereunder to its designated Affiliates, in which case the assignee shall have the rights and obligations of the Investor under this Agreement. When the Investor transfers the rights and obligations hereunder, upon request by the Investor, the other Parties hereto shall execute relevant agreements and/or other documents in respect of such transfer. Except for the foregoing, no Party shall have the right to transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

15.3	Exemption: If this Agreement cannot be performed due to relevant policies on supervision and administration of state-owned assets and/or the Investor fails to successfully apply for and complete the ODI registration with the relevant competent authority due to requirements or policies of relevant governmental authorities, the Investee shall cooperate with the Investor if the Investor makes relevant requirements to avoid any possible rectification requirements for state-owned assets supervision and administration and relevant accountability matters.

15.4	Counterparts: This Agreement is made in Chinese in four (4) original counterparts, with each Party holding two (2) counterparts, which shall have the same legal effect.

(The remainder of this page is intentionally left blank, signature pages attached below)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Investor:

Dezhou Decai Industrial Innovation Equity Investment Fund (Limited Partnership)

Affix seal

Authorized Representative: Duan Fuyou

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Investee:

Beijing Yimutian Network Technology Co., Ltd.

Affix seal

Authorized Representative: Deng Jinhong